Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076

www.ciena.com

June 6, 2025

Marc D. Graff
17980 SW Snowberry Court
Sherwood, Oregon 97140

Dear Marc,

On behalf of the entire leadership team and the Board of Directors, it is with great enthusiasm that we extend this offer to you to join Ciena as our next Chief Financial Officer. It is our people that help make Ciena a great place to work and set us apart from our competition. We believe your proven track record and strategic vision will be instrumental in guiding our financial future and achieving our ambitious growth objectives.

Below is a summary of the key elements of your employment, followed by a detailed explanation of certain elements:

Position: Senior Vice President and Chief Financial Officer
Manager: Gary B. Smith, President and Chief Executive Officer
Work Location: Ciena Headquarters, Maryland, U.S.A.
Date of Hire: August 1, 2025
Annual Base Salary $650,000 USD
Annual Cash Incentive Bonus: 100% of Annual Base Salary
One-Time Sign-on Bonus: $1,950,000 USD
One-Time Sign-on Replacement Equity: Grant of restricted stock units representing Ciena common stock with a delivered value of $10,486,000 USD with the effective date of grant being your actual Date of Hire
FY26 Equity Awards Delivered Value: Grant of equity awards in December 2025 representing Ciena common stock with a delivered value of $3,900,000 USD, such awards to be granted on the same date and with the same mix of time-based and performance-based equity awards as awarded to the other non-CEO executive officers
Benefits: Ciena’s Benefits Programs as amended from time to time, including benefits generally made available to all U,S.-based executive officers

This offer is contingent upon successful completion of a background investigation. If the information obtained as part of the investigation is not deemed to be satisfactory by Ciena in its sole discretion, this offer may be withdrawn.

It is a condition of your employment that you will provide us with the necessary information to prove that you are legally authorized to work in the United States. If you do not have a valid work authorization to work in the United States on your Date of Hire, your employment with Ciena will not begin until you obtain valid work authorization in the United States. You are required to keep us updated of any changes in your residential address, home telephone number, mobile telephone number, and any other changes to your personal circumstances that may affect your right to work in the United States, including any change in immigration status, if applicable, in order for us to meet statutory and regulatory obligations of the United States immigration system. You undertake that you will notify Ciena of any such changes without delay and in any event within five (5) working days of the change occurring. You understand and agree that your continued employment is contingent on your ability to maintain valid work authorization in the U.S.

Annual Base Salary and FY26 Adjustment Eligibility

Your initial annual base salary will be $650,000. You will thereafter be eligible for a FY26 merit adjustment to your base salary on the same basis as other Ciena executive officers. Annually, the Board of Directors conducts a holistic evaluation of a range of relevant factors in making adjustments to base salaries for Ciena’s executive officers. Executive officer salary changes, if any, for fiscal 2026 are anticipated to be approved by the Board in late December 2025 and would typically become effective in late January to early February of 2026. A similar process is generally followed each year.

Annual Cash Incentive Bonus

You will be eligible to receive an annualized target bonus of 100% of your Annual Base Salary based on achievement of certain Board approved financial and/or corporate performance goals, subject to and in accordance with the terms and conditions of Ciena’s Incentive Bonus Plan (the “Plan”). Actual payment under the Plan may vary above or below target based on Ciena’s actual performance against the relevant goals for any such period and as such the annual bonus payment may be zero. For your first partial fiscal year of employment with Ciena during FY25, you will be eligible to participate in the Plan on a pro-rata basis. This means that your target bonus for FY25 will be equal to 100% of your base salary actually earned during the relevant portion of the fiscal year, which will vary based on your Date of Hire. The Plan is discretionary, and Ciena reserves the right in its sole discretion to modify, suspend or cancel the Plan at any time without prior notice. You must be employed and not have given or received notice of an intent to separate from employment through the last day of a fiscal year in order to be eligible for a bonus for that year, unless otherwise stated in the Plan. The annualized target bonus does not constitute part of your usual compensation package and will not be taken into account in determining any benefits under any severance, retirement, welfare or other benefit plan of Ciena, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder. Any grant of an annualized target bonus for a certain period does not entitle you to a similar grant for succeeding periods.

One-Time Sign-on Bonus

You will receive a one-time sign-on bonus of $1,950,000 subject to applicable statutory deductions and withholdings. The full amount will be paid in your first regularly scheduled paycheck following your Date of Hire.

If, before completing 12 months of employment from your Date of Hire, you (i) voluntarily resign, or (ii) are terminated for Cause (as such term is defined in Ciena’s U.S. Executive Severance Benefit Plan), you will be required to repay the full amount.

If repayment is required, you hereby expressly authorize Ciena to deduct the owed repayment amount from your final paycheck. If your final paycheck is insufficient to cover the full repayment amount, you agree to reimburse the remaining balance within 30 days of your termination date by check or other instrument acceptable to Ciena.

This one-time sign-on bonus does not constitute part of your usual compensation package and is a partial make- whole payment in consideration of and intended to compensate you for:

(a)the pro-rata portion of your annual cash bonus for FY25 that you will forfeit upon resignation from your current employer, and
(b)the long-term incentive compensation you will forfeit upon resignation from your current employer.

The sign-on bonus is also intended to reduce cash flow timing differences between your current employer and Ciena.

One-Time Sign-on Replacement Equity Grant

You will be granted restricted stock units (RSUs) under the applicable Ciena Omnibus Incentive Plan, as amended, and subject to the terms and conditions of the applicable Restricted Stock Unit Agreement to be provided separately, representing Ciena common stock with a delivered a target value of $10,486,000 USD. The number of shares covered by this award will be calculated based on Ciena’s closing stock price on the date the RSU grant becomes effective, which shall be your Date of Hire. The RSUs will vest as to one-quarter (1/4) of the total grant amount on the first anniversary of the grant date, and thereafter will vest in equal increments over a three-year period with one-twelfth (1/12) of the remaining grant amount vesting at each 3 month interval following the one-year anniversary of your Date of Hire until either (i) the award is fully vested, or (ii) you cease to be employed by Ciena.

These one-time sign-on RSUs are intended as a partial make-whole payment to compensate you for a portion of the long-term incentive compensation you will forfeit upon resignation from your current employer.

FY26 Equity Awards Delivered Value

On or about December 16, 2025, you will be granted FY26 annual equity awards consisting of a mix of restricted stock units (RSUs), performance stock units (PSUs), and market stock units (MSUs) with a target delivered value of $3,900,000. The mix of RSUs, MSUs and PSUs comprising such target delivered value shall be proportionately allocated in the same manner as that to be received by other non-CEO executive officers. The number of shares to be granted shall be calculated by first multiplying $3,900,000 by the percentage of grant to be delivered in RSU, PSUs and MSUs. The dollar value of RSUs, PSUs and MSUs shall then be divided by the closing stock price on date of grant to arrive at the number of shares of Ciena common stock underlying such RSUs, PSUs (at target) and MSUs (at target) to be granted. The vesting structure of your RSUs, PSUs and MSUs, as well as the performance conditions for PSUs and MSUs, shall match those of other executive officers.

Equity awards do not constitute part of your usual compensation package and will not be taken into account in determining any benefits under any severance, retirement, welfare or other benefit plan of Ciena, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Relocation Benefits – See Assignment Benefits Addendum

Ciena will assist with the expenses associated with your move to within a commutable distance of our corporate headquarters in Maryland, U.S.A by offering you the relocation benefits listed in Annex A and subject to the repayment agreement set forth thereon.

Employee Benefits

You will be entitled to participate in Ciena’s U.S. Executive Severance Benefit Plan, and will be provided with Ciena’s standard form of Change in Control Severance Agreement, each as may be amended or renewed from time to time following periodic review by the Board or committee thereof in accordance with its terms. You will also be entitled to participate in such other employee and executive benefit plans and programs as Ciena may from time to time offer to provide to its U.S.-based executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require Ciena to institute or continue any particular plan or benefit except to the extent expressly set forth therein.

Employment Conditions

You agree that, as a condition of your employment, you will sign a Proprietary Information, Inventions and Non- Solicitation Agreement, a copy of which is attached.

You agree to comply with Ciena's data privacy policies, including but not limited to Ciena´s policies regarding the processing of personal data and the use of equipment provided to you for use in the normal course of your employment including, without limitation, any method of electronic communication. You agree to keep Ciena up to date in relation to any changes to the personal data that we may process in relation to you. You also agree to provide accurate personal data to Ciena.

Your employment with Ciena will be “at-will,” as defined under applicable law. Accordingly, either you or Ciena may terminate the employment relationship at any time, with or without cause, and with or without notice.

Each paragraph and exhibit of this offer letter shall be and remain separate from, independent of, and severable from all and any other paragraphs herein, except where otherwise indicated by the context of the letter. If any provision or part of this letter is found to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision, and the remaining part of such provision and all other provisions in this letter will continue in full force and effect.

This offer letter is the complete agreement regarding your employment status and will remain valid if signed and returned to Ciena by June 16, 2025. It supersedes any other statements or representations, and it can only be changed by a written modification signed by Ciena’s General Counsel/Chief People Officer.

Upon acceptance of this offer letter you will receive email notifications with detailed instructions to assist you through the on- boarding process.

Please be prepared to validate original documentation as defined below:

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal right to work in the United States using the Form I-9. The appropriate documents and completed form must be presented for Ciena's review no later than your 3rd day of employment, failure to do so will result in immediate removal from payroll until this is completed.

We are very excited that you will be joining Ciena.

Please contact Sheela Kosaraju if you have any additional questions.

Sincerely yours,

/s/ Sheela Kosaraju
Sheela Kosaraju
Senor Vice President and General Counsel, Interim Chief People Officer Ciena Corporation

AGREED AND ACCEPTED

/S/ Marc D. Graff
Marc D. Graff
Date: June 13, 2025

Annex A

Overview of Applicable Relocation Benefits

Relocation Allowance	5,000 USD One-time payment, paid in the first payroll, grossed up.
Relocation Travel	Airfare (premium economy class for West Coast to East Coast for executive and spouse) and rental car up to 30 days if required.
Destination Services (general settling-in assistance)	Reasonable services up to 7 days based on individual needs and local requirements provided through an external vendor.
Temporary Storage of Household Goods	Maximum of 60 days combined in the Departure & Destination Locations.
Pet Shipment	Shipping arrangement, insurance, kenneling, etc., for up to two pets, cat or dog only.
Temporary Living and Expenses	Maximum of 90 days combined in the Departure & Destination Locations, not to exceed $10,000 per month.
Home Purchase Assistance (for principal residence only)
Reimbursement for reasonable, non-recurring closing costs on your home purchase at the destination location up to 75,000 USD, to be used by the 1st anniversary of your Date of Hire.

Common examples of closing costs include: loan origination fee, underwriting fee, appraisal, inspection, title service fees, title insurance, notary, recording & closing fees, escrow fee, transfer tax, and buyer’s agent commission.

Excluded costs include, but are not limited to: pre-paid escrow, buy-down points, property tax, homeowner's insurance, private insurance, mortgage interest, or assessments/levies by the tax authorities.

After the home purchase has closed, the Employee should submit the final closing statement to the Relocation Management Company. Specific costs can be reviewed with Ciena to determine eligibility for reimbursement.

Household Goods Shipment	Initial shipment: 20-foot container and 2 personal vehicles Final Shipment: 20-foot container This benefit must be used by the 2nd anniversary of your Date of Hire.

Home Sale Assistance (for principal residence only)
Reimbursement is provided under the Relocation Management Company's (RMC's) Buyer Value Option (BVO) program for reasonable and customary closing costs directly associated with the sale of your home at the departure location. Reimbursement of 75,000 USD, to be used by the 2nd anniversary of your Date of Hire. Unused benefit amount from the Home Purchase Assistance can be applied to the Home Sale Assistance benefit (resulting in reimbursement of greater than $75,000) to cover eligible home sale costs in excess of $75,000.

Common examples of closing costs include: real estate commission, advertising expenses, legal fees, title service fee, title insurance, notary, recording & closing fees, escrow fee, transfer tax, mortgage discharge fees, mortgage prepayment penalties, and loan origination fee.

Excluded costs include, but are not limited to: property tax, homeowner's insurance, private insurance, mortgage interest, or assessments/levies by the tax authorities. Specific costs can be reviewed with Ciena to determine eligibility for reimbursement.

Tax Gross-up	Taxable benefits are grossed up for taxes.
*Please note if the actual incurred cost is lower than the item limit, there will be no cash reimbursements in lieu of benefits.

You may not use your corporate credit card for any relocation expenses incurred. Our relocation vendor will reach out to start the relocation process and provide instructions for booking and billing. All expense vouchers for reimbursement of valid relocation costs must be submitted within 90 days of being incurred. Any expenses not submitted within 90 days of being incurred may not be reimbursed. You confirm that you will schedule your home and host tax orientations prior to the start of your assignment and understand and accept responsibility for the personal tax implications arising from your move even if such orientations are not scheduled.

Relocation Benefits Repayment Agreement:

In the event that you voluntarily terminate your employment or are terminated by Ciena for Cause (as such term is defined in Ciena’s U.S. Executive Severance Benefit Plan) within one year of the effective date of your relocation or the reimbursement of your relocation expense, whichever is later, you will be required to repay to Ciena a pro-rated portion of the Relocation Benefits based on the number of days employed following your relocation, with such payment to be made within 30 days of such termination by check or other instrument acceptable to Ciena. Your entering into this Agreement constitutes your express written consent for Ciena to deduct these amounts from your final paycheck to the extent permitted by applicable law. The terms of this relocation agreement may not be modified, except by both parties in writing.

/s/ Marc D. Graff
Name: Marc D. Graff
Date: June 13, 2025

Attachments:

Proprietary Information, Inventions and Non-Solicitation Agreement
Executive Benefits – Senior Vice President Summary